Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of August 28, 2012

among

iGATE TECHNOLOGIES INC.,

as Borrower,

STANDARD CHARTERED BANK,

as Lender

and

STANDARD CHARTERED BANK,

as Lead Arranger

-i-	ITI Term Loan Agreement

-ii-	ITI Term Loan Agreement

-iii-	ITI Term Loan Agreement

SCHEDULES
1.01A	—	Closing Date Guarantors
1.01B	—	[Reserved]
1.01C	—	Excluded Subsidiaries
1.01D	—	Material Real Property
2.01	—	Term Loan Commitments of each Lender
5.06	—	Litigation
5.10(a)	—	Compliance with ERISA
5.11	—	Subsidiaries
6.19	—	Post Closing Deliverables for the Addition of iGate Americas, Inc. as Guarantor
9.02	—	Lender’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	—	Committed Loan Notice
B	—	Note
C	—	Compliance Certificate
D	—	Assignment and Assumption
E	—	Guaranty
F-I	—	Opinion Matters — New York Counsel to Loan Parties
F-II	—	Opinion Matters — Pennsylvania Counsel to Loan Parties
G	—	Secretary’s Certificate
H	—	Solvency Certificate of iGATE Corporation

-iv-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 28, 2012, by and among iGATE TECHNOLOGIES INC., a Pennsylvania corporation (the “Borrower”), STANDARD CHARTERED BANK (“SCB”), as lender (the “Lender”) and STANDARD CHARTERED BANK, as lead arranger (the “Lead Arranger”).

PRELIMINARY STATEMENTS

1. As of the date hereof, the Borrower owns, indirectly through various subsidiaries, approximately 96.0% of the Equity Interests (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below) of iGate Americas, Inc., a Massachusetts corporation (the “Company”), and the Borrower intends, through a series of transactions and transfers, to directly own (and, as necessary, acquire) all of the Equity Interests in the Company, pursuant to the terms of the Share Purchase Agreement (the “Acquisition”).

2. The Borrower has requested that, concurrently with the consummation of the Acquisition, the Lender extend credit to the Borrower, in the form of a term loan facility, in an aggregate principal amount equal to $70,000,000 (the “Term Loan Facility”).

3. The proceeds of Term Loan Facility will be used to finance the Acquisition and pay related fees and expenses.

4. The Lender has indicated its willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Indebtedness” means Indebtedness (a) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Borrower or such acquisition or (c) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Borrower or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (c) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Acquisition” has the meaning specified in the preliminary statements of this Agreement.

“Additional Assets” means (a) any property or assets (other than cash and Capital Stock) used or

ITI Term Loan Agreement

to be used by any Obligor or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Disposition shall be deemed an investment in Additional Assets); (b) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by an Obligor; or (c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of iGATE Corporation.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Commitments” means the Term Loan Commitments of the Lender.

“Agreement” means this Credit Agreement.

“Apax” means Apax Partners LLP and funds or partnerships related, managed or advised by any of them or any Affiliate of any of them.

“Applicable Lending Office” means the Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans, as notified to the Borrower which office may, subject to Section 3.01(e) and Section 3.02, be changed by the Lender upon ten (10) days’ prior written notice to the Borrower.

“Applicable Rate” means, during each period set forth below, a percentage per annum equal to that listed in the table below for the applicable period:

Period	From the Signing Date, through and including the First Payment Date:	After the First Payment Date, through and including the Second Payment Date:	After the Second Payment Date, through and including the Maturity Date:
Rate	2.80%	3.40%	4.15%

“Approved Fund” means any Fund that is administered, advised or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages the Lender.

“Assignees” has the meaning specified in Section 9.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Associate” means (i) any Person engaged in a Similar Business of which any Obligor is the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by any Obligor.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

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“Audited Financial Statements” means the audited balance sheets of iGATE Corporation for the fiscal years ended December 31, 2010 and December 31, 2011, and the related audited statements of income and cash flows of iGATE Corporation for the fiscal years ended December 31, 2010 and December 31, 2011.

“Availability Period” means the period from and including the Signing Date through and including August 31, 2012.

“Board of Directors” means (a) with respect to iGATE Corporation, the Borrower or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (b) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (c) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) (a) United States dollars, Euro, or any national currency of any member state of the European Union or the Republic of India; or (b) any other foreign currency held by any Obligor in the ordinary course of business;

(2) securities issued or insured by the United States or Canadian governments, a member state of the European Union, the Republic of India or, in each case, any agency or instrumentality of thereof. or in respect of which the United States or Canadian governments, a member state of the European Union, the Republic of India or, in each case, any agency or instrumentality of thereof has a full and direct Guarantee Obligation (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

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(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by the Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union, the Republic of India or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of a rating agency reasonably acceptable to the Lender) with maturities of not more than two years from the date of acquisition;

(7) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8) bills of exchange issued in the United States, Canada, a member state of the European Union, the Republic of India, or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(9) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(10) for purposes of clause (2) of the definition of “Disposition”, the marketable securities portfolio owned by the Borrower and its Subsidiaries on the Signing Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

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“Cash Reserve Amount” has the meaning specified in Section 6.17

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Signing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by the Lender with any guideline, request or directive issued or made after the Signing Date by any central bank or other governmental or quasi-governmental authority(whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, in each case other than any rules, regulations, orders, requests, guidelines or directives thereunder that the Lender is required to comply with prior to the Signing Date.

“Change of Control” means: (a) the Borrower or iGATE Corporation becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Signing Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Signing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of iGATE Corporation; (b) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of iGATE Corporation and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; (c) iGATE Corporation ceases to hold, directly or indirectly, legally and beneficially, 100% of the Equity Interests in the Borrower; or (d) the occurrence of a “Change of Control” as defined in the Series B Preferred Documents, or other similar event described therein as a “change of control”.

“Closing Date” has the meaning specified in Section 4.03.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and Treasury regulations promulgated thereunder.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, or (b) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning set forth in the preliminary statements to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

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“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1)	increased (without duplication) by the following, in each case (other than clause (h) to the extent deducted (and not added back) with respect to Consolidated Net Income:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (w), (x) and (y) in clause (1) thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Senior Notes, the DBS Revolving Credit Agreement, the Pan-Asia Credit Agreement, this Agreement and any Securitization Facility, and (ii) any amendment or other modification of the Senior Notes, this Agreement, the DBS Revolving Credit Agreement, the Pan-Asia Credit Agreement and any Securitization Facility; plus

(e) the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities;

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Borrower as special items, less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to Apax to the extent otherwise permitted under the covenants described under Sections 7.06 and 7.08; provided, however that such fees do not exceed $2,500,000 per any consecutive four quarter period; plus

(h) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or initiated no later than eighteen months after the Signing Date, and (z) the aggregate amount of cost savings added pursuant to this clause (h) shall not exceed 10% of EBITDA for any period of four consecutive fiscal quarters; plus

(i) the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

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(j) management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of an Obligor or net cash proceeds of an issuance of Capital Stock of iGATE Corporation (other than Disqualified Stock, Designated Preferred Stock or Excluded Contributions) solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in Section 7.06(c); plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus

(m) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Obligor Group; and

(n) net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(2)	decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Obligor Group; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, plus (d) rent expense actually paid in cash during such period (net of rent expense paid in cash during such period in an amount equal to rent expense determined in accordance with GAAP) and

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Income Taxes” means taxes or other payments, including deferred taxes, based on income, profits or capital (including, without limitation, withholding taxes) and franchise taxes of any of the Obligor Group, whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net

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Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Obligor Group determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that iGATE Corporation’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to iGATE Corporation or another Obligor as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Borrower (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)	solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(3)(i) any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to a Loan Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than restrictions that have been waived or otherwise released), except that iGATE Corporation’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to iGATE Holdings or another Obligor as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

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(3)	any net after tax gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Obligor Group (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Borrower);

(4)	any net after tax extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles;

(6)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(7)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net after tax gain (loss) from any write-off or forgiveness of Indebtedness or Hedging Obligations or other debt instruments;

(8)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of (i) any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies or (ii) any Obligor owing to any other Obligor;

(10)	any purchase accounting effects, net of taxes, including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Obligor Group), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11)	any goodwill or other intangible asset impairment charge or write-off;

(12)	solely for the purpose of determining the amount available for Restricted Investments (but not other Restricted Payments) under Section 7.06(3)(i) (x) only to the extent not otherwise added back to Consolidated Net Income, depreciation and amortization expense to the extent in excess of capital expenditures on property, plant and equipment and (y) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; and

(13)	accruals and reserves that are established within twelve months after the release date of the escrow proceeds under the documentation in respect of the Senior Notes in accordance with GAAP shall be excluded.

“Consolidated Priority Debt” means, at any date of determination, the sum, without duplication, of (1) the aggregate outstanding Secured Indebtedness of the Obligor Group and (2) the aggregate outstanding Indebtedness for borrowed money of the Restricted Subsidiaries that are not Guarantors.

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“Consolidated Priority Debt Leverage Ratio” means as of any date of determination, the ratio of (x) the sum of (i) the aggregate outstanding Consolidated Priority Debt plus (ii) $125,000,000 less the amount of outstanding Consolidated Priority Debt incurred pursuant to clause (a)(i) of Section 7.03 to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Borrower are available, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to any Obligor, one or more debt facilities, indentures or other arrangements (including this Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under this Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee Obligations and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantee Obligations, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder; provided that such increase in borrowings is permitted by Section 7.03 or (4) otherwise altering the terms and conditions thereof.

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“DBS Revolving Credit Agreement” means the Credit Agreement, dated as of May 10, 2011, made by and among iGATE Corporation, as borrower, the lenders from time to time party thereto, and DBS Bank Ltd., Singapore, as administrative agent, as amended from time to time (including any refinancing thereof).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally and any general principles, reservations or qualifications as to matters of law set out in any legal opinion delivered in connection with a Loan Document.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the then-applicable one (1) month LIBOR Rate, plus (b) the Applicable Rate, plus (c) 2.00% per annum.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by an Obligor in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.05.

“Designated Preferred Stock” means, with respect to iGATE Corporation, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to iGATE Corporation or a Subsidiary of iGATE Corporation or an employee stock ownership plan or trust established by iGATE Corporation or any Subsidiary thereof for the benefit of their employees to the extent funded by iGATE Corporation or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Borrower at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 7.08(3)(ii).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of iGATE Corporation having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of iGATE Corporation shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of iGATE Corporation or any options, warrants or other rights in respect of such Capital Stock.

“Disposition” means: (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of an Obligor (other than Capital Stock) or any Restricted Subsidiaries (each referred to in this definition as a “disposition”); or (b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.03 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions; in each case, other than:

(1) a disposition by an Obligor to another Obligor;

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(2) a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3) a disposition of inventory or other assets in the ordinary course of business;

(4) a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are not useful in the conduct of the business of any Obligor;

(5) transactions permitted under Section 7.04 or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to an Obligor or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Borrower) of less than $10,000,000;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 7.06 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 7.05(c), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12) foreclosure, condemnation or any similar action with respect to any property or other assets;

(13) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary

(15) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than an Obligor) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

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(16) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17) any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing;

(18) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by any Obligor, including Sale and Leaseback Transactions and asset securitizations, permitted by this Agreement; and

(19) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Senior Notes or (b) the date on which there are no Senior Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require an Obligor to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 7.06; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of an Obligor or any Subsidiaries of an Obligor, or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Obligor or Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, with respect to any amount denominated in Dollars, such amount. In making any determination of the Dollar Equivalent, the Lender shall use the relevant Exchange Rate in effect on the applicable date on which the Borrower delivers a Committed Loan Notice with respect to such Borrowing or on such other date of determination.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not also a Foreign Subsidiary.

“DSRA” means the debt service reserve account to be established by the Borrower, the details of which will be promptly forwarded to the Lender following the establishment of such account.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and

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(d) any other Person (other than the Loan Parties and those Persons identified by the Borrower to SCB prior to the Signing Date in a written instrument acknowledged by the Lead Arranger as ineligible to be a Lender).

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the release of any Hazardous Materials into the environment, or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of Capital Stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Offering” means (x) a sale of Capital Stock of iGATE Corporation (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of any Obligor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(a) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or, after the effectiveness of the Pension Act, that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (g) on or after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

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“Eurocurrency Rate Loan” means any Loan denominated in Dollars bearing interest at a rate based on the LIBOR Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day for purposes of determining the Dollar Equivalent of any amount denominated in a currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at approximately 12:00 p.m. (New York City time) on such day as set forth on the Reuters World Currency Page for such currency, and, in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Lender and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Lender in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 12:00 p.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Lender may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by iGATE Corporation as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of iGATE Corporation after the Signing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by iGATE Corporation or any Subsidiary of iGATE Corporation for the benefit of its employees to the extent funded by any Obligor) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Borrower.

“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01C hereto, (b) any Subsidiary that is prohibited by applicable Law or contractual obligation from Guaranteeing the Obligations, (c) any Immaterial Subsidiary, (d) any Subsidiary which would require consent, approval, license or authorization from a Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received, (e) any Foreign Subsidiary and (f) and other Subsidiary with respect to which the Lender and the Borrower reasonably agree in writing that the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lender therefrom.

“Excluded Taxes” means with respect to the Lender and each other recipient of a payment under the terms of this Agreement or any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its Applicable Lending Office is located; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located; (c) taxes resulting from such recipient’s failure to comply with Section 3.01(f); (d) in the case of any Foreign Lender, any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than pursuant to a

15	ITI Term Loan Agreement

request by the Borrower pursuant to Sections 3.01(e) or 3.07, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to Taxes were payable either to such Foreign Lender’s assignor immediately before such Lender became a party hereto or to such Foreign Lender immediately before it changed its Applicable Lending Office); (e) United States federal withholding taxes imposed on it under FATCA; and (f) in each case, including any interest, additions to tax or penalties applicable thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or other official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar official guidance issued by the Internal Revenue Service which may be relied upon by taxpayers under the Code).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated August, 28, 2012 (or as of such date), between the Borrower and SCB, as amended, supplemented or otherwise modified from time to time.

“First Payment Date” means the date that is twelve (12) months after the Closing Date; provided that, if such day is not a Business Day, the First Payment Date shall be the Business Day immediately preceding such day.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for four consecutive fiscal quarters. In the event that an Obligor Incurs, assumes, redeems, defeases, retires or extinguishes any Indebtedness or becomes subject to a Guarantee Obligation in respect of any Indebtedness (other than, in each case, Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by an Obligor, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since

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the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into an Obligor since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Borrower (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date (as defined above) had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period; (b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and (c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Subsidiary of any Loan Party with respect to employees outside the United States.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is (a) a controlled foreign corporation within the meaning of Section 957(a) of the Code, or (b) any Subsidiary of such Person not described in clause (a) that has no material assets other than the Equity Interests of one or more Subsidiaries described in the preceding clause (a) of this definition.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP. At any time after the Signing Date, the Borrower may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Signing Date, the Borrower

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may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement), including as to the ability of the Borrower to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Lender.

“Governmental Authority” means any nation, sovereign or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” has the meaning specified in Section 9.07(h).

“Guarantee Obligations” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the oblige of such Indebtedness of the payment thereof or to protect such oblige against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee Obligations” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Requirement” means, at any time, the requirement that all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by each domestic Wholly Owned Subsidiary (other than any Unrestricted Subsidiary and any Excluded Subsidiary). The foregoing definition shall not require the granting of guarantees if and for so long as (a) the Lender and the Borrower reasonably agree in writing the cost of granting such guarantee shall be excessive in view of the benefits to be obtained by the Lender therefrom; (b) with respect to any assets of the Borrower, general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “earnings stripping” or “thin capitalization” rules and similar rules prohibit the granting of a guarantee (or where they require that it be limited as to amount or otherwise, the same shall be limited accordingly), provided that the Borrower and iGATE Corporation shall each use commercially reasonable efforts to overcome such obstacles; and (c) with respect to the Borrower, it is not within the legal capacity of the Borrower or if the same would breach the fiduciary duties of directors of any Loan Party or contravene any legal prohibition or regulatory requirement or result in a material risk of personal or criminal liability for any officer of any Loan Party, provided that the Borrower shall use commercially reasonable efforts to overcome any such obstacle.

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“Guarantees” has the meaning specified in the definition of “Guarantee Requirement.” The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Person that becomes a party to a Guaranty pursuant the definition of “Guarantee Requirement” (including, as of the Closing Date, those entities listed on Schedule 1.01A hereto), and any other Restricted Subsidiary that becomes a party to a Guaranty; provided that in no event shall a Foreign Subsidiary be a Guarantor.

“Guaranty” means, collectively, (a) the Guarantees (including the “Guaranty” to be executed and delivered on or before the Closing Date, in the form attached hereto as Exhibit E), and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedging Obligations” means, with respect to any person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“iGATE Corporation” means iGATE Corporation, a Pennsylvania corporation.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Borrower and (ii) has Total Assets (as determined in accordance with GAAP) and Consolidated EBITDA of less than 5.0% of iGATE Corporation’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary); provided that if all Immaterial Subsidiaries collectively have Total Assets and Consolidated EBITDA of 5.0% or more of iGATE Corporation’s Total Assets and Consolidated EBITDA, then iGATE Corporation shall take all action necessary or reasonably requested by the Lender as required pursuant to Section 6.11 with respect to such Restricted Subsidiaries such that the aggregate Total Assets and aggregate Consolidated EBITDA are less than 5.0% of iGATE Corporation’s Total Assets and Consolidated EBITDA.

“Incur” means issue, create, assume, have any Guarantee Obligation in respect of, incur, extend or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

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“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantee Obligations of such Person in respect of the principal component of Indebtedness of other Persons; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee Obligation in respect thereof) which would be considered an operating lease under GAAP as in effect on the Signing Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantee Obligations in respect of such obligations) Incurred prior to the Signing Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of any revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantee Obligations or Indebtedness specified in the foregoing clauses (7), (8) or (9)) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

20	ITI Term Loan Agreement

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)	in connection with the purchase by any Obligor of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days; or

(iii)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Indenture” means the Indenture relating to the Senior Notes, dated as of April 29, 2011, among iGATE Corporation, as issuer, iGate Technologies, Inc., as guarantor and Wilmington Trust FSB as the trustee for the holders of the Senior Notes.

“Information” has the meaning specified in Section 9.08.

“Interest Payment Date” means, as to any Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Term Loan Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed or continued, and ending on the date one, three or six months thereafter, or subject to the payments of amounts under Section 3.05 (if any), any earlier date, in each case as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Term Loan Facility under which such Loan was made.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented

21	ITI Term Loan Agreement

by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee Obligation in respect of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If an Obligor issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by an Obligor in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 7.06:

(1)	“Investment” will include the portion (proportionate to iGATE Corporation’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of iGATE Corporation at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, iGATE Corporation will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) iGATE Corporation’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to iGATE Corporations equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of iGATE Corporation in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of iGATE Corporation.

“Investment Grade Securities” means:

(1)	securities issued or insured by the United States or Canadian government or any agency or instrumentality thereof, or in respect of which the United States or Canadian government or any agency or instrumentality of thereof has a full and direct Guarantee Obligation (other than, in each case, Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by another Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IP Rights” has the meaning specified in Section 5.14.

22	ITI Term Loan Agreement

“ITI Canada” has the meaning specified in Section 6.18

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arranger” has the meaning set forth in the recitals to this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and its respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender’s Office” means the Lender’s address and account as set forth on Schedule 9.02, or such other address or account as the Lender may from time to time notify the Borrower.

“LIBOR Rate” means, in relation to any Loan or Unpaid Sum, (a) the applicable Screen Rate or (b) if no Screen Rate is available (or the Screen Rate is zero or negative) for US Dollars for the Interest Period of that Loan or Unpaid Sum, the rates (rounded upwards to four decimal places) quoted by the Lender or an Affiliate thereof to leading banks in the London interbank market, as of 11:00 a.m. (London time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Loan or Unpaid Sum.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a term loan denominated in Dollars.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes (if any), (c) the Guaranty and (d) the Fee Letter, in each case as amended.

“Loan Parties” means, collectively, (a) the Borrower and (b) each Guarantor.

“Management Advances” means loans or advances made to, or Guarantee Obligations in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, iGATE Corporation or any other Obligor not exceeding $5,000,000 in the aggregate outstanding at any time:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of iGATE Corporation, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	other loans, advances or Guarantee Obligations.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Obligor Group, taken as a whole, (b) a

23	ITI Term Loan Agreement

material adverse effect on the ability of the members of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lender under any Loan Document.

“Material Real Property” means any real property owned by any Loan Party with a book value in excess of $2,000,000 and each parcel of real property listed on Schedule 1.01D.

“Material Subsidiary” means, at any date of determination, each Subsidiary of iGATE Corporation that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means the date that is eighteen (18) months after the Closing Date; provided that, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the period since January 1, 2003, has made or been obligated to make contributions.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 of the Securities Act.

“Net Available Cash” from an Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Parent, iGATE Corporation or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Disposition; and

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Disposition and retained by the Borrower or any Restricted Subsidiary after such Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash

24	ITI Term Loan Agreement

proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Note” means a promissory note of the Borrower, payable to the Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from the Loans made by the Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (i) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (ii) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Obligor” and “Obligor Group” mean, individually or collectively, as the context shall require (a) the Borrower, (b) iGATE Corporation, (c) each other Loan Party, and (d) each Restricted Subsidiary of the Borrower, iGATE Corporation and each other Loan Party.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient of a payment under this Agreement or any Loan Document, taxes imposed as a result of a present or former connection between

25	ITI Term Loan Agreement

such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Packing Credit Facility” means the revolving packing credit facility, as described in and pursuant to the terms of the Facility Letter, dated as of April 1, 2011, between iGATE Global Solutions Limited and Standard Chartered Bank, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any related Guarantee Obligations and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder; provided that such increase in borrowings is permitted by Section 7.03 in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Packing Credit Facility or one or more successors to the Packing Credit Facility or one or more new credit agreements.

“Pan-Asia Credit Agreement” means the Credit Agreement, dated as of March 8, 2012, made by and among Pan-Asia iGate Solutions, as borrower, DBS Bank Ltd., Singapore, as administrative agent, and the lenders from time to time party thereto, as amended from time to time (including any refinancings thereof).

“Parent” means any Person of which iGATE Corporation at any time is or becomes a Subsidiary after the Signing Date.

“Pari Passu Indebtedness” means Indebtedness of the Borrower which ranks equally in right of payment to the Senior Notes under the Indenture.

“Participant” has the meaning specified in Section 9.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash and/or Cash Equivalents between an Obligor and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 7.05.

26	ITI Term Loan Agreement

“Permitted Holders” means, collectively, (1) Apax, (2) any one or more Persons whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with (and as defined in) the requirements of the Indenture and Affiliates of such Persons, (3) Senior Management, (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or iGATE Corporation, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Apax and Senior Management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of iGATE Corporation.

“Permitted Investment” means (in each case, by an Obligor):

(1)	Investments in (a) an Obligor (including the Capital Stock of an Obligor ) or the Borrower or (b) a Person (including the Capital Stock of any such Person) that is engaged in a Similar Business that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to an Obligor;

(3)	Investments in Cash Equivalents or Investment Grade Securities;

(4)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5)	Management Advances;

(6)	Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to any Obligor, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(7)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including a Disposition;

(8)	Investments existing or pursuant to agreements or arrangements in effect on the Signing Date and any modification, replacement, renewal or extension thereof, provided that the amount of any such Investments may not be increased;

(9)	Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 7.03;

(10)

additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $50,000,000 and 2.5% of Total Assets (with the fair market value

27	ITI Term Loan Agreement

of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described in Section 7.06(c) any amounts applied pursuant to clause (c) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under the foregoing clause (1) or (2) and shall not be included as having been made pursuant to this clause (10);

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 7.01;

(12)	any Investment to the extent made using Capital Stock of iGATE Corporation (other than Disqualified Stock) or Capital Stock of any Parent (other than Disqualified Stock) as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 7.08 (except those described in clauses (1), (3), (5), (7), (8), (11) and (13) of such Section);

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(15)	(i) Guarantee Obligations in respect of Indebtedness of an Obligor not prohibited by Section 7.03 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by an Obligor that are permitted by this Agreement;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(17)	Investments of a Restricted Subsidiary acquired after the Signing Date or of an entity merged into iGATE Corporation or merged into or consolidated with an Obligor after the Signing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower; and

(20)	any transaction to the extent constituting an Investment in connection with any disposition of Capital Stock of a Subsidiary pursuant to Indian regulatory or shareholding requirements, including, without limitation, the ability to invest proceeds received from the disposition of such Capital Stock to create an escrow account, the ability to pass the control of such escrow account to a third party and the entry into put or call arrangements with third parties.

28	ITI Term Loan Agreement

“Permitted Liens” means, with respect to any Person:

(1)	Liens on (a) assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor and (b) assets or property of iGATE Corporation or any Restricted Subsidiary (other than the Borrower or any Subsidiaries of the Borrower that are Domestic Restricted Subsidiaries) securing Obligations in respect of Indebtedness of an Obligor; provided that at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Priority Debt Leverage Ratio would be no greater than 1.50 to 1.00;

(2)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of an Obligor of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of any Obligor in the ordinary course of its business;

(6)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of any Obligor or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of any Obligor;

(7)	Liens on assets or property of an Obligor securing Hedging Obligations permitted under this Agreement;

(8)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(9)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of

29	ITI Term Loan Agreement

Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens to secure Indebtedness permitted by Section 7.03(a)(i);

(11)	Liens that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business any Obligor or (iii) relating to purchase orders and other agreements entered into with customers of any Obligor in the ordinary course of business;

(12)	Liens existing on the Signing Date;

(13)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time an Obligor acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into any Obligor); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(14)	Liens on assets or property of any Obligor securing Indebtedness or other obligations of such Obligor owing to another Obligor, or Liens in favor of an Obligor;

(15)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(16)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which an Obligor has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(17)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(18)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

30	ITI Term Loan Agreement

(19)	Liens on escrowed proceeds in respect of the Senior Notes for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(20)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash pooling arrangements;

(21)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22)	Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding;

(23)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(24)	any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(25)	Liens on equipment of the Borrower or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(26)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(27)	Utility and other similar deposits made in the ordinary course of business; and

(28)	Liens in connection with any disposition of Capital Stock of a Subsidiary pursuant to Indian regulatory or shareholding requirements, including, without limitation, the ability to invest proceeds received from the disposition of such Capital Stock to create an escrow account, the ability to pass the control of such escrow account to a third party and the entry into put or call arrangements with third parties.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Permitted Payment” means:

(a)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Agreement;

31	ITI Term Loan Agreement

(b)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of iGATE Corporation(other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of iGATE Corporation; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 7.06(3);

(c)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 7.03;

(d)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of an Obligor made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock an Obligor that, in each case, is permitted to be Incurred pursuant to Section 7.03, and that in each case, constitutes Refinancing Indebtedness;

(e)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i)	from Net Available Cash to the extent permitted under Section 7.05, but only if the Borrower shall have first complied with Section 7.05 and purchased all Senior Notes tendered pursuant to any offer to repurchase all the Senior Notes required by the Indenture, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness;

(ii)	to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (as defined in the Indenture) (or other similar event described therein as a “change of control”, but only if the Borrower shall have first complied with the applicable terms of such Indenture and purchased all Senior Notes tendered pursuant to the offer to repurchase all of the Senior Notes required thereby prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness; and

(iii)	consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by an Obligor or (B) otherwise in connection with or contemplation of such acquisition); provided, however, that such Acquired Indebtedness shall have a maturity date prior to the stated maturity of the Senior Notes;

32	ITI Term Loan Agreement

(f)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of iGATE Corporation or any of its Parents held by any future, present or former employee, director or consultant of iGATE Corporation, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of iGATE Corporation and, to the extent contributed to the capital of iGATE Corporation (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any of iGATE Corporation’s Parents, in each case to members of management, directors or consultants of iGATE Corporation, any of its Subsidiaries or any of its Parents that occurred after the Signing Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.06(3); plus

(ii)	the cash proceeds of key man life insurance policies received by any Obligor after the Closing Date; less

(iii)	the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to any Obligor from members of management, directors, employees or consultants of iGATE Corporation, any of iGATE Corporation’s Parents or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of iGATE Corporation or any of its Parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 7.03;

(h)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(i)	[Reserved];

(j)	[Reserved];

(k)	payments by iGATE Corporation, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of iGATE Corporation or any

33	ITI Term Loan Agreement

Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(l)	Restricted Payments that are made with Excluded Contributions;

(m)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock of iGATE Corporation issued after the Signing Date; provided, however, that the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by iGATE Corporation or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of iGATE Corporation, from the issuance or sale of such Designated Preferred Stock; provided further, that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis iGATE Corporation would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 7.03;

(n)	dividends or other distributions of Capital Stock of, or Indebtedness owed to the an Obligor by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(o)	so long as no Default or Event of Default has occurred and is continuing (or would result from), Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $50,000,000 and 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(p)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing; and

(q)	any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any Parent of iGATE Corporation to permit payment by such parent of such amounts), in each case to the extent permitted by (or, in the case of a dividend to fund such payment, to the extent such payment, if made by the Borrower, would be permitted by) Section 7.08(5) or (12).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

34	ITI Term Loan Agreement

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Series B Preferred Documents” means, collectively, the Statement With Respect to Shares of 8% Series B Convertible Participating Preferred Stock, No Par Value Per Share, of iGATE Corporation, adopted by iGATE Corporation as of January 31, 2011, the Amended and Restated Voting and Standstill Agreement, dated as of February 1, 2011, made among iGATE Corporation and the various investors party thereto, the Investor Rights Agreement, dated as of February 1, 2011, made between iGATE Corporation and Viscaria Limited, and each other agreement, document or instrument entered into with respect to iGATE Corporation’s 8% Series B Convertible Participation Preferred Stock, or any one or more series of Preferred Stock of iGATE Corporation issued as a replacement or substitution, or in exchange therefore, in each case as amended from time to time.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock) used or acquired in connection with the business of any Obligor, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of iGATE Corporation shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Obligor Group, (ii) all sales of Securitization Assets and related assets by any Obligor to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings and (iv) the Obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to any Obligor (other than a Securitization Subsidiary). The grant of a security interest in any Securitization Assets of an Obligor (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement shall not be deemed a Qualified Securitization Financing.

“Quotation Day” means with respect to any Interest Period, two (2) Business Days prior to the first day of such Interest Period, unless market practice differs in the London interbank market, in which case the Quotation Day for such currency shall be determined by the Lender in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day shall be the last of those days).

“Refinance” means to refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date hereof or Incurred in compliance with this Agreement including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (a) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, Disqualified Stock or Preferred Stock, the

35	ITI Term Loan Agreement

Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the outstanding Loan and such Refinancing Indebtedness is subordinated to the outstanding Loans on terms at least as favorable to the Lender as those contained in the documentation governing the Indebtedness being refinanced and if Disqualified Stock, Subordinated Indebtedness or Preferred Stock is being refinanced, such Refinanced Indebtedness shall be Disqualified Stock, Subordinated Indebtedness or Preferred Stock, as the case may be; and (b) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); provided, however, that Refinancing Indebtedness shall not include (x) Indebtedness of any Obligor that refinances Indebtedness of an Unrestricted Subsidiary or (y) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Borrower or a Guarantor.

“Register” has the meaning specified in Section 2.10.

“Repayment Date” has the meaning specified in Section 6.16.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Responsible Officer” means (a) any director, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Signing Date or the Closing Date, any director, secretary or assistant secretary of a Loan Party and (b) solely with respect to Requests for Borrowings, any other director, officer or employee of the applicable Loan Party so designated by any of the foregoing officers of such Loan Party in a notice to the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.06.

“Restricted Subsidiary” means any Subsidiary of iGATE Corporation other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by any Obligor of any real or tangible personal property, which property has been or is to be sold or transferred by such Obligor to a third Person in contemplation of such leasing.

“Screen Rate” means in relation to the LIBOR Rate, the British Bankers Association Interest Settlement Rate for Dollars the relevant period.

36	ITI Term Loan Agreement

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Payment Date” means the date that is fifteen (15) months after the Closing Date; provided that, if such day is not a Business Day, the Second Payment Date shall be the Business Day immediately preceding such day.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Asset” means any accounts receivable subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which any Obligor sells its Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto and that is designated by iGATE Corporation’s Board of Directors (as provided below) as a Securitization Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by any Obligor (excluding Guarantee Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor (other than such Securitization Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of any Obligor(other than such Securitization Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which no Obligor (other than such Securitization Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to such Obligor than those that might be obtained at the time from Persons that are not Obligors or Affiliates of Obligors, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

37	ITI Term Loan Agreement

(c)	to which no Obligor (other than such Securitization Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the Lender by delivering to the Lender a certified copy of the resolution of the Board of Directors of the Borrower giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the preceding conditions and was permitted by this Agreement.

“Senior Management” means the officers, directors, and other members of senior management of iGATE Corporation or any of its Subsidiaries, who on the Signing Date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of iGATE Corporation or any Parent.

“Senior Notes” means the $770,000,000 aggregate principal amount of 9% Senior Notes due 2016 issued by iGATE Corporation under the Indenture.

“Series B Preferred Documents” means, collectively, the Statement With Respect to Shares of 8% Series B Convertible Participating Preferred Stock, No Par Value Per Share, of iGATE Corporation, adopted by iGATE Corporation as of January 31, 2011, the Amended and Restated Voting and Standstill Agreement, dated as of February 1, 2011, made among iGATE Corporation and the various investors party thereto, the Investor Rights Agreement, dated as of February 1, 2011, made between iGATE Corporation and Viscaria Limited, and each other agreement, document or instrument entered into with respect to iGATE Corporation’s 8% Series B Convertible Participation Preferred Stock, or any one or more series of Preferred Stock of iGATE Corporation issued as a replacement or substitution, or in exchange therefore, in each case as amended from time to time.

“Share Purchase Agreement” means that certain Share Purchase Agreement, dated as of August 28, 2012, made by and among the Borrower, the Company and iGATE Computer Systems Limited.

“Signing Date” has the meaning specified in Section 4.02.

“Similar Business” means (a) any businesses, services or activities engaged in by iGATE Corporation or any of its Subsidiaries or any Associates on the Signing Date and (b) any businesses, services and activities engaged in by iGATE Corporation or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.07(h).

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“Specified Transaction” means, with respect to any period, any Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or other event that by the terms of this Agreement requires “pro forma compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsor” means each of Apax Partners, L.L.P. and its Affiliates and funds or partnerships managed by it or any of its Affiliates, but not including, however, any of their portfolio companies.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by iGATE Corporation or any Subsidiary of iGATE Corporation which iGATE Corporation has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Signing Date or thereafter Incurred) which is expressly subordinated in right of payment to any Loans outstanding hereunder.

“Subsidiary” means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) any partnership, joint venture, limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of iGATE Corporation.

“Successor Borrower” has the meaning specified in Section 7.04(f).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means the borrowing to be made on the Closing Date, consisting of Loans and having the same Interest Period made by the Lender pursuant to Section 2.01.

“Term Loan Commitment” means, the Lender’s obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount not to exceed the amount set forth, and opposite the Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment”. The Lender’s Term Loan Commitments shall be $70,000,000 on the Signing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Term Loan Facility” has the meaning specified in the preliminary statements to this Agreement.

39	ITI Term Loan Agreement

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Threshold Amount” means $50,000,000.

“Total Assets” means, as of any date, the total consolidated assets of the Obligor Group on a consolidated basis, as shown on the most recent consolidated balance sheet of iGATE Corporation, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Expenses” means any fees or expenses incurred or paid by iGATE Corporation, or any Restricted Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Acquisition, (b) the funding of the Term Borrowing on the Closing Date, (c) the consummation of any other transactions in connection with the foregoing, and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“United States” and “U.S.” mean the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by a Loan Party under the Loan Documents.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of iGATE Corporation that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of iGATE Corporation in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of iGATE Corporation may designate any Subsidiary of iGATE Corporation (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, iGATE Corporation or any Subsidiary of iGATE Corporation which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	such Subsidiary is not the Borrower or a Subsidiary of the Borrower; and

(3)	such designation and the Investment of the Borrower in such Subsidiary comply with Section 7.06.

Any such designation by the Board of Directors of iGATE Corporation shall be evidenced to the

40	ITI Term Loan Agreement

Lender by filing with the Lender a resolution of the Board of Directors of iGATE Corporation giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of iGATE Corporation may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2) the Borrower or the relevant Restricted Subsidiary would be able to Incur such Indebtedness pursuant to Section 7.03, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of iGATE Corporation shall be evidenced to the Lender by promptly delivering to the Lender a copy of the resolution of the Board of Directors of iGATE Corporation giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (b) the sum of all such payments.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of iGATE Corporation, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than iGATE Corporation or another Wholly Owned Subsidiary) is owned by iGATE Corporation or another Wholly Owned Subsidiary.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

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(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) Where required, the equivalent amount in Dollars of any amount in a currency other than Dollars shall be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 12:00 p.m. (New York City time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Lender and Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Lender in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 12:00 p.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later). Notwithstanding the foregoing, for purposes of determining

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compliance with Article VII with respect to any amount of Indebtedness, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Disposition or Restricted Payment is incurred or made; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Investment, Disposition or Restricted Payment may be incurred or made at any time under such Sections.

ARTICLE II

The Commitments and Borrowings

Section 2.01 The Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make (or cause its Applicable Lending Office to make) a Loan on any Business Day during the Availability Period; provided that after giving effect to the making of all such Loans, the sum of the aggregate outstanding principal amount of Loans made by the Lender shall not exceed the Lender’s Term Loan Commitment of $70,000,000. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02 Borrowing and Continuations of Loans.

(a) The Term Borrowing and each continuation of Loans shall be made upon the Borrower’s irrevocable notice to the Lender, to be made in the form of a Committed Loan Notice. Each Committed Loan Notice must be received by the Lender not later than 11:00 a.m. (New York City time), three (3) Business Days prior to the requested date of the Term Borrowing or of any continuation of Loans (except that the notice for the Closing Date Term Borrowing shall be delivered no later than 5:00 p.m. (New York City time) on the Business Day immediately preceding the requested date of the Term Borrowing). Each Committed Loan Notice shall be in writing and shall specify (i) whether the Term Borrowing or a continuation of Loans is being requested, (ii) the requested date of the Term Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the aggregate principal amount of Loans to be borrowed or continued, and (iv) the duration of the Interest Period(s) with respect thereto. If the Borrower requests the Term Borrowing or a continuation of Loans in any such Committed Loan Notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of the Committed Loan Notice, and upon satisfaction of the applicable conditions set forth in Section 4.01, the Lender shall make the full amount of the Loan available to the Borrower in Dollars according to the Committed Loan Notice, either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c) Except as otherwise provided herein, a Loan may be continued or prepaid only on the last day of the then-applicable Interest Period for such Loan, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.

(d) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Loans upon determination of such interest rate. The determination of the LIBOR Rate by the Lender shall be conclusive in the absence of manifest error.

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(e) Anything in clauses (a) through (c) above to the contrary notwithstanding, after giving effect to the Term Borrowing and all extension of Loans, there shall not be more than three (3) Interest Periods in effect for Term Borrowings.

Section 2.03 Optional Prepayments.

(a) The Borrower may, upon written notice to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such optional prepayment notice must be received by the Lender not later than 12:00 p.m. (New York City time), at least three (3) Business Days prior to any date of prepayment of any Loans, and (B) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, or if less, in an amount equal to the entire principal amount thereof then outstanding. Each such optional prepayment notice shall specify the date and amount of such prepayment, and the Interest Period(s) of such Loans. If such optional prepayment notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such optional prepayment notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.03(a) shall be applied to the next unpaid repayment installment of Loans due under Section 2.06.

(b) Notwithstanding anything to the contrary contained in this Agreement, an optional prepayment notice may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Lender on or prior to the specified date of prepayment) if such condition is not satisfied.

Section 2.04 Mandatory Prepayments. In the event of and on each occasion of any, prepayment (whether optional, mandatory or otherwise), made by (or on behalf of or for the benefit of) any Obligor, of any principal amount then-outstanding under the Senior Notes, the Borrower shall, concurrently with such prepayment, prepay the Loans under this Agreement in a principal amount equal to (a) the total amount of the applicable prepayment of the Senior Notes multiplied by (b) the quotient that results from dividing (x) the aggregate principal amount of all Loans outstanding immediately prior to such prepayment by (y) the aggregate principal amount of all Senior Notes outstanding immediately prior to such prepayment, along with all interest and other amounts payable with respect to such principal amounts (including any amounts required pursuant to Section 3.05). For the avoidance of doubt, and notwithstanding anything to the contrary in the preceding sentence, if the Senior Notes are at any time prepaid in full (regardless of whether such prepayment is optional, mandatory or otherwise), the Borrower shall, concurrently with such prepayment of the Senior Notes, prepay to the Lender the aggregate principal amount of all of Loans outstanding hereunder at such time, along with all interest, fees and other amounts outstanding or required to be paid on the Maturity Date under the terms of this Agreement (including any amounts required pursuant to Section 3.05). The Borrower shall notify the Lender in writing of any mandatory prepayment of Loans required to be made pursuant this Section 2.04 at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.

Section 2.05 Termination of Term Loan Commitments. The Term Loan Commitment of the Lender shall automatically terminate upon the earlier to occur of (a) the occurrence of the Term Borrowing in accordance with Section 2.02 above, and (b) 3:00 p.m. (New York City time) on the last Business Day of the Availability Period.

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Section 2.06 Repayment of Loans.

(a) First Repayment Date. On the First Payment Date, the Borrower shall repay to the Lender, a portion of the principal amount of the Loans equal to (x) 25.0% of the aggregate outstanding principal amount of all Loans on the Closing Date minus (y) the aggregate amount of all optional prepayments of principal made prior to the First Repayment Date pursuant to Section 2.03, along with all accrued interest on the amount repaid, together with any additional amounts required pursuant to Section 3.05.

(b) Second Repayment Date. On the Second Payment Date, the Borrower shall repay to the Lender, a portion of the principal amount of the Loans equal to (x) 50.0% of the aggregate outstanding principal amount of all Loans on the Closing Date minus (y) the aggregate amount of all optional prepayments of principal made prior to the Second Repayment Date pursuant to Section 2.03 (but excluding therefrom, and without duplication of, any and all optional prepayment amounts included in the calculation of the repayment amount payable on the First Repayment Date under clause (a) above), along with all accrued interest on the amount repaid, together with any additional amounts required pursuant to Section 3.05.

(c) Maturity Date. On the Maturity Date, the Borrower shall repay to the Lender, the aggregate principal amount of all of its Loans outstanding on such date, along with all interest, fees and other amounts outstanding or required to be paid on the Maturity Date under the terms of this Agreement (including any amounts required pursuant to Section 3.05).

Section 2.07 Interest.

(a) Subject to the provisions of Section 2.07(b) below each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the then-applicable Applicable Rate.

(b) Upon notification by the Lender following the occurrence and during the continuation of an Event of Default under Section 8.01(a), the Borrower shall pay interest on all amounts that are more than five (5) Business Days past due at a fluctuating interest rate per annum at all times equal to (x) with respect to past due principal of any Loan, the rate of interest otherwise applicable to such Loan plus 2.00% per annum and (y) with respect to any other past due amount, the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) The amount of interest due and payable to the Lender shall be determined by the Lender.

Section 2.08 Fees. The Borrower shall pay to the Lead Arranger and the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and Lead Arranger or the Lender).

Section 2.09 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that

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is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10 Evidence of Indebtedness.

(a) The advances of Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender (acting solely for this purpose as an agent of the Borrower) and evidenced by one or more entries in a register for the recordation of the Term Loan Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to the Lender pursuant to the terms hereof from time to time, and maintained at the Lender’s Office (the “Register”). The accounts or records maintained by the Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver a Note payable to the Lender, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. This Section 2.10(a) shall be construed so that the Loans and Term Loan Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(b) Entries made in good faith by the Lender in the Register pursuant to Section 2.10(a) shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.11 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Applicable Lending Office and in immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein. All payments received by the Lender after 3:00 p.m. (New York City time), shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Loans, to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower has notified the Lender, prior to the date any payment is required to be made by it to the Lender hereunder, that the Borrower will not make such payment, the Lender may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. A notice of the Lender to the Borrower with respect to any amount owing under this Section 2.11(c) shall be conclusive, absent manifest error.

(d) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by any Loan Party to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower, any Guarantor or another applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, such Guarantor or the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower, such Guarantor or the applicable withholding agent shall furnish to the Lender the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Lender. If the Borrower, any Guarantor or an applicable withholding agent fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any Taxes that may become payable by the Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property or intangible taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that are Other Connection Taxes imposed with respect to an Assignment and Assumption, except to the extent that any such change is requested in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify the Lender for(i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by the Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Lender will, at the Borrower’s request, (A) provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts or (B) have the amount of such Taxes or Other Taxes verified by an independent accountant. Payment under this Section 3.01(c) shall be made within ten (10) days after the date the Lender makes a demand therefor.

(d) If the Lender determines, in its reasonable discretion, that it has received a refund in

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respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund as soon as practicable after it is determined that such refund pertains to Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant Governmental Authority attributable thereto) to the applicable Loan Party, net of all reasonable out-of-pocket expenses (including taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Lender, agrees promptly to return the amounts refunded to the applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, excluding any penalties and interest resulting from an unreasonable delay on the part of the Lender to respond to the relevant Governmental Authority after receiving notice from such Governmental Authority that such refund is required to be returned) to the Lender in the event the Lender is required to repay such refund to the relevant Governmental Authority. The Lender shall, at the applicable Loan Party’s request, provide the applicable Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Lender may delete any information therein that the Lender deems confidential). Nothing herein contained shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige the Lender to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require the Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) The Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) will, if requested by the Borrower in writing, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the judgment of the Lender, cause the Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Loan Parties or the rights of the Lender pursuant to Section 3.01(a) or (c).

(f) Each Foreign Lender that becomes an assignee of an interest under this Agreement after the Closing Date agrees that it will, on or prior to the date on which such Foreign Lender becomes a party under this Agreement, and from time to time thereafter upon the request of the Borrower, deliver to the Borrower two duly completed and properly executed original copies of United States Internal Revenue Service Forms W-8BEN, W-8ECI or W-8IMY (together with such supplementary documentation as may be prescribed by applicable law) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service, certifying in either case to such Foreign Lender’s entitlement to an exemption from or reduction of withholding of any United States federal income taxes on payments received under this Agreement or any other Loan Document. In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, the Foreign Lender shall deliver to the Borrower, (x) a certificate to the effect that such Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower as described in Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN. Each lender that becomes an assignee of an interest under this Agreement after the Closing Date that is a U.S. Person shall deliver to the Borrower, on or prior to the date on which such lender becomes party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) two duly completed and properly executed original copies of a United States Internal Revenue Form W-9 certifying that it is entitled to an exemption from United States backup withholding tax. Each such lender further undertakes to deliver to each of the Borrower (x) renewals or additional copies of such forms (or any

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successor forms) on or before the date that such form expires or becomes obsolete or inaccurate, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower. In addition, if a payment made to any lender under this Agreement would be subject to United States withholding tax imposed by FATCA if such lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) such lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA, to determine that such lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Notwithstanding the foregoing, no lender shall be required to complete, execute or deliver any form, certificate or document unless it is legally entitled to do so.

Section 3.02 Illegality.

(a) If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for its Applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue any Loans shall be suspended until it notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay all Loans, either on the last day of the then-current Interest Period applicable thereto, if the Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if the Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid. The Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

(b) If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any of the outstanding amount of Loans or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Lender of interest with respect to its outstanding amount of Loans at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i) first, by reducing the amount or rates of interest required to be paid to the Lender under Section 2.07 and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest with respect to the outstanding amounts of Loans for purposes of any applicable law.

Section 3.03 Inability to Determine Rates. If the Lender determines that for any reason in connection with any request for a Eurocurrency Rate Loan or a continuation thereof that (a) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or (b) the LIBOR Rate for any requested Interest Period

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with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan or that Dollar deposits, as applicable, are not being offered to banks in the London or European, as applicable, interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Loan the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Loans in the relevant currency based on the LIBOR Rate shall be suspended until the Lender revokes such notice, and until such notice shall be revoked, the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of (i) the Applicable Margin; and (ii) the rate notified to the to the Borrower by the Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If the Lender determines that as a result of the introduction of or any Change in Law or a change in the interpretation of any Law, in each case after the Signing Date, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any Loan, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, (ii) the imposition of, or any change in the rate of, any taxes imposed on or measured by net income (including branch profits) and franchise (and similar) taxes imposed in lieu of net income taxes payable by such Lender, or (iii) reserve requirements contemplated by Section 3.04(c), then from time to time within fifteen (15) days after demand by the Lender setting forth in reasonable detail such increased costs, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

(b) If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Signing Date, or compliance by the Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of the Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Term Loan Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice of such additional interest or cost from the Lender. If the Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

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(d) Subject to Section 3.06(b), failure or delay on the part of the Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation.

(e) If the Lender requests compensation under this Section 3.04, then the Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of the Lender, cause the Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

Section 3.05 Funding Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, payment or prepayment of any Loan on a day other than the last day of the applicable Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London or European, as applicable, interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) If the Lender claims compensation under this Article III, the Lender shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate the Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that the Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If the Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to the Lender, suspend the obligation of the Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another until the event or condition giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of the Lender to receive the compensation so requested.

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Section 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent

Section 4.01 Conditions of Funding the Term Loan Commitments. The obligation of the Lender to fund its Term Loan Commitment hereunder is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Lender:

(a) The Lender’s receipt of the following, each of which shall be originals, or facsimiles or “.pdf” scans (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i) executed counterparts of this Agreement from the Borrower;

(ii) executed counterparts of the Guaranty from each of the Persons listed on Schedule 1.01A;

(iii) a Note executed by the Borrower in favor of SCB;

(iv) such certificates, resolutions, incumbency certificates and corporate documents from the Loan Parties as the Lender may reasonably require, evidencing (x) approval of the terms of, and transactions contemplated by, the Loan Documents and (y) the approval the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, including (A) secretary’s certificates substantially in the form of Exhibit G hereto from each Loan Party;

(v) an opinion from Kirkland & Ellis LLP, New York and Delaware counsel to the Loan Parties, substantially in the form of Exhibit F-I;

(vi) an opinion from Reed Smith LLP, Pennsylvania counsel to the Loan Parties, substantially in the form of Exhibit F-II;

(vii) a certificate attesting to the Solvency of iGATE Corporation and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from the chief financial officer of iGATE Corporation, substantially in the form of Exhibit H; and

(viii) if applicable under the laws of the jurisdiction of incorporation or organization of the relevant Loan Party, good standing certificates or certificates of status (to the extent such concept exists in the relevant jurisdiction) from the jurisdiction of incorporation, organization or formation of each Loan Party.

(b) All fees (including under the terms of the Fee Letter) and out-of-pocket expenses required to be paid hereunder and invoiced at least one (1) Business Day prior to the Closing Date shall have been paid in full or will be paid on the Closing Date or out of the Term Borrowing.

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(c) The Lead Arranger shall have received (i) a copy of the executed Share Purchase Agreement, which shall be in form and substance reasonably satisfactory to the Lead Arranger (it being agreed that the version of the Share Purchase Agreement provided to the Lead Arranger’s counsel on August 27, 2012, at 4:23 p.m. (New York City time), is satisfactory to the Lead Arranger) and (ii) a copy of a true and correct structure chart for the Obligor Group, prepared giving pro forma effect to the Acquisition.

(d) Prior to or substantially simultaneously with the initial Term Borrowing, the Acquisition shall have been consummated in all material respects in accordance with the terms of the Share Purchase Agreement, without giving effect to any modifications, amendments, consents or waivers by the Borrower thereto that are material and adverse to the Lender or the Lead Arranger as reasonably determined by the Lead Arranger, without the prior consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned).

(e) The Lender shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) days prior to the Closing Date by the Lender that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(f) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall (x) have been true and correct in all material respects on and as of the Closing Date and (y) be true and correct in all material respects on and as of the Closing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(g) All requisite Governmental Authorities shall have approved, authorized or consented to the Acquisition, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Acquisition.

(h) The Lender shall have received the Audited Financial Statements.

(i) As of the Closing Date, no Default shall exist, or would result from the proposed initial Term Borrowing or from the application of the proceeds therefrom.

Section 4.02 Signing Date. This Agreement shall become effective on the date (the “Signing Date”) upon which the Lender shall have received executed counterparts of this Agreement from the Borrower.

Section 4.03 Closing Date. The “Closing Date” shall be the date on which all of the conditions precedent set forth in Section 4.01 shall have been satisfied, and each the Lender shall, subject to the terms of this Agreement, fund its Term Loan Commitment.

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ARTICLE V

Representations and Warranties

Borrower represents and warrants to the Lender::

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Obligor (a) is a Person duly incorporated, organized or formed, and validly existing and, if applicable under the laws of the jurisdiction of incorporation or organization of the relevant Obligor, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, if applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) the Series B Preferred Documents, the Senior Notes or the Indenture, the DBS Revolving Credit Agreement or any guaranty agreements entered into with respect thereto, the Pan-Asia Credit Agreement or any guaranty, security or collateral agreements entered into with respect thereto, or any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) or any order, writ or decree referred to in clause (b), to the extent that such conflict, breach, contravention or payment or any order, writ or decree could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, general principles of equity and the making of registrations, filings, stampings and/or notifications of the Loan Documents as required under local law for the validity or enforceability thereof.

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Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements fairly present in all material respects the financial condition of the Obligor Group as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Lender prior to the Signing Date.

(b) Since the date of the most recent Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

The Lender hereby acknowledges and agrees that the Obligor Group may be required to restate historical financial statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Loan Documents (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

Section 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Obligor or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. Each Obligor and each of their respective Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) There are no pending or, to the knowledge of Borrower, threatened claims, actions, suits, or proceedings by or against the Borrower or any Subsidiary alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any other Subsidiary or, to its knowledge, on any property formerly owned or operated by any Loan Party or any other Subsidiary; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any other Subsidiary; and (iii) Hazardous Materials have not been released, discharged or disposed of by any of the Loan Parties or any other Subsidiary at any location in a manner which would give rise to liability under applicable Environmental Laws.

(c) The properties currently or formerly owned, leased or operated by the Obligors and their

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respective Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, applicable Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) The Obligors or any of their respective Subsidiaries are not undertaking, or have not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site or location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials transported from any property currently or formerly owned or operated by any Obligor or any Subsidiary of any Obligor for off-site disposal have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Obligor Group or any Subsidiary or any Obligor has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(g) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each other Subsidiary and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws.

Section 5.09 Taxes. Each Obligor has timely filed all national, provincial, state, municipal, foreign and other material tax returns and reports required to be filed by it, and has timely paid all federal, provincial, state, municipal, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or, except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Compliance with ERISA.

(a) Except as set forth in Schedule 5.10(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11 Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and the Material Subsidiaries have been validly

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issued, are fully paid and nonassessable and all Equity Interests owned by the Borrower or any other Loan Party are owned free and clear of all Liens except any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of organization of each Subsidiary and (b) sets forth the ownership interest of the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership.

Section 5.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b) None of the Borrower or any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) on or before the Signing Date when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14 Intellectual Property; Licenses, Etc. Each of the Obligors owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of Borrower, without violation of the rights of any Person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Obligor, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15 Solvency. On the Closing Date after giving effect to the Transactions, (a) iGATE Corporation, together with its Subsidiaries, on a consolidated basis, is Solvent; and (b) the Borrower, together with its Subsidiaries (but disregarding for the purposes hereof all Guarantee Obligations (x) of the Borrower with respect to the indebtedness of any Obligor and (y) of any other Obligor with respect to the indebtedness of the Borrower), on a consolidated basis, is Solvent.

Section 5.16 Designation of Senior Debt. Each Obligor shall, and shall cause its respective Subsidiaries to, designate any of the Indebtedness under the Loan Documents as “Designated Senior Indebtedness” (or any similar term) under the terms of any Subordinated Indebtedness.

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ARTICLE VI

Affirmative Covenants

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03 each Loan Party shall, and shall cause each other Obligor to:

Section 6.01 Financial Statements. Deliver to the Lender:

(a) as soon as available, but in any event within (90) days after the end of each fiscal year of iGATE Corporation, (i) a consolidated balance sheet of iGATE Corporation and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (ii) a copy of the annual, unaudited financial reports and statements of the Borrower as at the end of such fiscal year, prepared by the management of the Borrower in the ordinary course of business, and (iii) a copy of the annual, unaudited financial reports and statements of the Company as at the end of such fiscal year, prepared by the management of the Company in the ordinary course of business;

(b) as soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of iGATE Corporation (commencing with the first full fiscal quarter ended after the Closing Date), (i) a consolidated balance sheet of iGATE Corporation and its Subsidiaries as at the end of such fiscal quarter, and the related (A) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (B) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP (it being agreed that the financial statements provided pursuant to this clause (b)(i)(B) shall not include non-cash items that are customarily accounted for on an annual basis in accordance with GAAP or any purchase accounting adjustments), subject only to normal year-end adjustments and the absence of footnotes, (ii) a copy of the quarterly, unaudited financial reports and statements of the Borrower as at the end of such fiscal quarter, prepared by the management of the Borrower in the ordinary course of business, and (iii) a copy of the quarterly, unaudited financial reports and statements of the Company as at the end of such fiscal quarter, prepared by the management of the Company in the ordinary course of business; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a)(i) and (b)(i) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

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Notwithstanding the foregoing, the obligations in clauses (a)(i) and (b)(i) of this Section 6.01 may be satisfied with respect to financial information of iGATE Corporation and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of iGATE Corporation that holds all of the Equity Interests of iGATE Corporation or (B) iGATE Corporation’s (or any direct or indirect parent thereof, as applicable), Form 10-K or 10-Q (or the equivalent in another jurisdiction), as applicable, filed with the SEC (or the equivalent in another jurisdiction); provided that with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of iGATE Corporation, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to iGATE Corporation (or such parent), on the one hand, and the information relating to the Obligor Group on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a)(i), such materials are accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Section 6.02 Certificates; Other Information. Deliver to the Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a)(i) and (b)(i), a duly completed Compliance Certificate signed by a Responsible Officer of iGATE Corporation;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which iGATE Corporation files with the SEC or with any Governmental Authority that may be substituted therefor or is the equivalent thereof in another jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or the equivalent) and in any case not otherwise required to be delivered to the Lender pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Obligor or any of its Subsidiaries from any Governmental Authority (other than in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a)(i) and each accompanying Compliance Certificate, (x) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Signing Date or the date of the last such list and (y) such other information required by the Compliance Certificate;

(e) no later than ninety (90) days following the first day of each fiscal year of iGATE Corporation, a budget for such fiscal year in form customarily prepared by iGATE Corporation; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Obligor or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) and (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on

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which iGATE Corporation or the Parent posts such documents, or provides a link thereto on iGATE Corporation’s or the Parent’s website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on iGATE Corporation’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which the Lender shall have access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (i) upon written request by the Lender, the Borrower shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing, Borrower shall deliver originally executed Compliance Certificates to the Lender (in addition to the electronic copies pursuant to the foregoing).

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Lender:

(a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; and

(b) any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against any Obligor or any of their respective Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

Section 6.04 [Reserved].

Section 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or Similar Business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or Similar Businesses as any Obligor and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA and the USA PATRIOT Act), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

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Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Obligor or such Subsidiary, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Lender shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Lender may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice. The Lender shall give the Borrower the opportunity to participate in any discussions with the Obligor Group’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of no Obligor will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Lender (or its respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.11 Covenant to Guarantee Obligations. At the Borrower’s expense, take all action necessary or reasonably requested by the Lender to ensure that the Guarantee Requirement continues to be satisfied, including:

(a) Upon the formation or acquisition of any new direct or indirect Wholly Owned Subsidiary by any Loan Party (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary), the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Subsidiary as a Restricted Subsidiary, or any Immaterial Subsidiary becoming a Material Subsidiary, within thirty (30) days after such formation, acquisition, designation or occurrence or such longer period as the Lender may agree in its reasonable discretion.

(b) [Reserved].

(c) After the Closing Date, if (x) any Wholly Owned Subsidiary that is a Restricted Subsidiary or (y) any non-Wholly Owned Subsidiary that is a Restricted Subsidiary which has Guarantee Obligations in respect of any capital markets debt securities of the Borrower or any Restricted Subsidiary, in either case, other than a Guarantor, shall, in either case, have a Guarantee Obligations in respect of any Indebtedness of the Borrower or any other Guarantor then:

(i) within 30 days of the incurrence of such Guarantee Obligation, the Borrower shall cause such Restricted Subsidiary to execute and deliver to the Lender a supplemental document providing for a senior Guarantee by such Restricted Subsidiary (unless such Restricted Subsidiary’s Guarantee Obligations in respect of Indebtedness of the Borrower or any other Guarantor is by its express terms subordinated in right of payment to the Loans or such Restricted Subsidiary’s Guarantee) providing that such Restricted Subsidiary’s Guarantee Obligation is subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Loans or such Guarantor’s Guarantee; and

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(ii) such Restricted Subsidiary shall waive and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee Obligations until payment in full of the Obligations under this Agreement;

provided that this Section 6.11(c) shall not be applicable to any Guarantee Obligation of a Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Borrower may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 30-day period described above.

Section 6.12 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, in a manner consistent with the uses set forth in the preliminary statements to this Agreement.

Section 6.13 [Reserved].

Section 6.14 Designation of Subsidiaries.

(a) Subject to Section 6.14(b) below, the Board of Directors of iGATE Corporation may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the sum of (i) the net book value of the Loan Parties’ equity interest in such Subsidiary plus (ii) the excess over book value of the fair market value of any internally developed intellectual property of such Subsidiary the fair market value and the net book value of the iGATE Corporation’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i) no Default or Event of Default exists or would result therefrom; and

(ii) in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any Restricted Subsidiary, and (B) neither the Borrower nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

Section 6.15 Payment of Taxes. Each Loan Party will pay and discharge, and will cause each of its respective Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to

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become a lien or charge upon any properties of any Loan Party or any of their respective Restricted Subsidiaries not otherwise permitted under this Agreement; provided that no Obligor shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected to constitute a Material Adverse Effect.

Section 6.16 Debt Service Reserve Account. No less than 30 days prior to the occurrence of each of the First Repayment Date, the Second Repayment Date and the Maturity Date (each a “Repayment Date”), the Borrower and the other Obligors shall deposit, or cause to be deposited, into the DSRA, an amount of cash equal to no less than 50.0% of the amount of principal which will be required to be repaid pursuant to Section 2.06 on such next-following Repayment Date (after giving effect to reductions for previous optional prepayments, as provided in Section 2.06), which cash deposits may not be withdrawn prior to such next-following Repayment Date and which cash deposits shall be applied, to the extent necessary, to make the scheduled payment of interest required to be made on the applicable Repayment Date under Section 2.06. To the extent that any funds remain in the DSRA following the application of funds from the DSRA on a Repayment Date, such remaining funds shall be disbursed to the Obligors as the Borrower shall direct the Lender in writing.

Section 6.17 Maintenance of Cash Reserve Amount. The Borrower and the other Obligors shall retain an amount of cash and Cash Equivalents at all times in an aggregate amount at least equal to or in excess of $100,000,000 (the “Cash Reserve Amount”), which Cash Reserve Amount shall be available to be applied to the repayment or prepayment of the Obligations, and which Cash Reserve Amount shall be distinct from, and not in any respect duplicative of or shared with, any reserve or liquidity amounts required to be maintained under Section 6.16 above or under Article VI of the Pan-Asia Credit Agreement (or any successor agreement thereto) or any other credit or loan document or agreement to which iGATE Corporation or any of its Subsidiaries is a party. The Borrower shall provide to the Lender, no later than the tenth Business Day after the end of each March, June, September, and December, a report from its independent auditor as to the amount of such cash and Cash Equivalents, as of the last day of each March, June, September and December, respectively.

Section 6.18 iGate Technologies (Canada) Inc. The Borrower and the other Loan Parties shall cause iGate Technologies (Canada) Inc. (“ITI Canada”) to retain within ITI Canada all free cash flow generated by ITI Canada and its Subsidiaries, except to the extent that ITI Canada and the Borrower shall determine to use such free cash flow to make dividend payments to the Borrower.

Section 6.19 Post-Closing Obligations. Within thirty (30) days after the Closing Date, iGate Americas, Inc. shall be made a Guarantor pursuant to the provisions of Section 6.11 and the Borrower shall deliver to the Lender, in a form and substance reasonably satisfactory to the Lender, each of the items listed on Schedule 6.19.

ARTICLE VII

Negative Covenants

So long as the Lender shall have any Term Loan Commitment hereunder, any Loan outstanding or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, no Loan Party shall, nor shall any Loan Party permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or permit to exist any Lien (other than Permitted Liens, subject to the proviso at the end of this sentence) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of iGATE Corporation), whether owned on the Closing Date or

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acquired after that date, which Lien secures any Indebtedness (such Lien, the “Initial Lien”), without effectively providing that the Loans hereunder shall be secured equally and ratably with (or prior to in the case of Subordinated Indebtedness) the obligations so secured for so long as such obligations are so secured; provided, however that the exceptions to the prohibition against the granting, permitting or assuming Liens set forth in clauses (10), (14), (19) and (22) of the definition of “Permitted Liens” shall not apply to Liens upon the property or assets of the Borrower or any of its Subsidiaries that are Domestic Restricted Subsidiaries (including Capital Stock of a Restricted Subsidiary), whether owned on the Closing Date or acquired after that date, and no such Liens with respect to the Borrower or any of its Restricted Subsidiaries shall be permitted hereunder. Any Lien created for the benefit of the Lender pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Section 7.02 [Reserved].

Section 7.03 Indebtedness. Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Obligors may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for iGATE Corporation and its Restricted Subsidiaries is greater than 2.50 to 1.00.

Notwithstanding anything contained herein to the contrary, the Obligors may Incur the following Indebtedness:

(a) Indebtedness Incurred pursuant to any Credit Facility (including this Agreement and letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceed (i) $125,000,000, plus (ii) $75,000,000, plus (iii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(b)(i) Guarantee Obligations of any Obligor of Indebtedness of any other Obligor so long as the Incurrence of such Indebtedness is permitted under the terms hereof or (ii) without limiting the covenants set forth in Section 7.01, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of any Obligor so long as the Incurrence of such Indebtedness and the granting of such Liens are permitted under the terms of this Agreement;

(c) Indebtedness of any Obligor owing to and held by any other Obligor; provided, however, that (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than an Obligor; and (ii) any sale or other transfer of any such Indebtedness to a Person other than an Obligor, in each case shall be deemed to constitute an Incurrence of such Indebtedness by the applicable debtor Obligor;

(d) Indebtedness represented by (i) the Senior Notes, including any Guarantee Obligations in respect thereof, (ii) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause or clauses (e), (g), or (k) of this Section or Incurred pursuant to the first paragraph of this Section 7.03,(iii) Management Advances, and (iv) any Indebtedness (other than Indebtedness described in clause (a), (c), or (d)(i)) outstanding on the date hereof;

(e) Indebtedness of (x) any Obligor Incurred or issued to finance an acquisition or (y) Persons that are acquired by any Obligor or merged into or consolidated with any Obligor in accordance

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with the terms of this Agreement; provided that after giving effect to such acquisition, merger or consolidation, iGATE Corporation and its Restricted Subsidiaries would be permitted to Incur at least $1.00 of additional Indebtedness and remain in compliance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 7.03; or (ii) the Fixed Charge Coverage Ratio of iGATE Corporation and its Restricted Subsidiaries would not be lower than immediately prior to such acquisition, merger or consolidation;

(f) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk (as determined in good faith by the Board of Directors or Senior Management of the applicable Obligor);

(g) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (i) $75,000,000 and (ii) 3.75% of Total Assets at the time of Incurrence;

(h) Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by any Obligor or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (ii) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (iii) the financing of insurance premiums in the ordinary course of business and (iv) any customary Cash Management Services, cash pooling or netting or setting off arrangements in the ordinary course of business;

(i) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantee Obligations in respect of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Obligor Group in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Obligor Group in connection with such disposition;

(j) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence; (ii) Customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (iii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of any Obligor with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of any Obligor; and (iv) Indebtedness Incurred by an Obligor in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(k) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (k) and then outstanding, will not exceed $35,000,000;

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(l) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by iGATE Corporation from the issuance or sale (other than to an Obligor) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of iGATE Corporation, in each case, subsequent to the Closing Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 7.06(a), (b), (c) or (d) and clauses (a), (b), (d) and (f) of the definition of “Permitted Payment” to the extent iGATE Corporation and any other Obligors Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent iGATE Corporation or any other Obligors makes a Restricted Payment pursuant to Section 7.06(a), (b), (c) or (d) and clauses (a), (b), (d) and (f) of the definition of “Permitted Payment” in reliance thereon;

(m) Indebtedness consisting of promissory notes issued by an Obligor to any current or former employee, director or consultant of such Obligor, any of its Subsidiaries or any of its Parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of such Obligor or any of its Parents permitted by Section 7.06; and

(n) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business.

Notwithstanding any contained herein, an Obligor that is not a Guarantor may not Incur Indebtedness (other than Indebtedness Incurred pursuant to the foregoing clause (a)(i) and any Refinancing Indebtedness in respect of Consolidated Priority Debt) if, after giving pro forma effect thereto, the Consolidated Priority Debt Leverage Ratio at the time of Incurrence would be greater than 1.50 : 1.00.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 7.03, the Borrower, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in the foregoing clauses (a) through (n) or the first paragraph of this Section 7.03;

(2) all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(3) all Indebtedness outstanding on the Signing Date under the Packing Credit Facility and this Agreement shall be deemed initially Incurred on the Signing Date under clause (a)(i) of this Section;

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(4) Guarantee Obligations or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to the DBS Revolving Credit Agreement and are being treated as Incurred pursuant to clauses (a), (k) or (l) of this Section or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(6) the principal amount of any Disqualified Stock of an Obligor or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(7) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(8) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this Section. The amount of any Indebtedness outstanding as of any date shall be (x) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (y) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Borrower as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section, the Borrower shall be in breach of the covenant contained in this Section 7.03). Notwithstanding any other provision in this Section 7.03, the maximum amount of Indebtedness that any Obligor may Incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing. The Borrower will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or such Guarantor’s Guarantee Obligations to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Guarantor, as the case may be, provided that for purposes of this Agreement, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

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Section 7.04 Fundamental Changes. Consolidate with or merge with or into, or sell, convey, assign, lease, transfer or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, unless:

(a) With regards to the Borrower,

(i) the resulting, surviving or transferee Person (the “Successor Borrower”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Borrower (if not the Borrower) will expressly assume, by an assumption agreement, executed and delivered to the Lender, in form reasonably satisfactory to the Lender, all the obligations of the Borrower hereunder;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Borrower or any Subsidiary of the Successor Borrower as a result of such transaction as having been Incurred by the Successor Borrower or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (x) the Successor Borrower would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 7.03 or (y) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(iv) the Borrower shall have delivered to the Lender an Officer’s Certificate and an opinion in form and substance reasonably satisfactory to the Lender, each to the effect that such consolidation, merger or transfer complies with this Agreement.

For purposes of this Section 7.04(a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

The Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Borrower hereunder but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Agreement.

Subject to the provisions of this Section 7.04(a), (A) any Restricted Subsidiary of iGATE Corporation may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to, iGATE Corporation, and (B) any Restricted Subsidiary of iGATE Corporation may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary of iGATE Corporation. Notwithstanding the preceding clauses (ii) and (iii) (which do not apply to the transactions referred to in this sentence), the Borrower may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Borrower, reincorporating the Borrower in another jurisdiction, or changing the legal form of the Borrower so long as the amount of the Borrower’s Indebtedness is not increased thereby. The foregoing provisions (other than the requirements of the foregoing clause (ii)) shall not apply to the formation or organization of a new Subsidiary as a Restricted Subsidiary of the Borrower.

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(b) With regards to the Guarantors,

(i) the other Person is an Obligor that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(ii)(x) either (1) a Guarantor is the continuing Person or (2) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor hereunder; and (y) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to an Obligor) otherwise permitted by this Agreement.

Section 7.05 Dispositions. Make any Disposition unless:

(a) the applicable Obligor receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Disposition), in each case, as determined in good faith by the Board of Directors of the Borrower, of the shares and assets subject to such Disposition (including, for the avoidance of doubt, if such Disposition is a Permitted Asset Swap);

(b) in any such Disposition, or series of related Dispositions (except to the extent the Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Borrower or any Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents;

(c) an amount equal to 100% of the Net Available Cash from such Disposition is applied by the applicable Obligors (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or Secured Indebtedness (in each case, other than Indebtedness owed to any Obligor) within 365 days from the later of (x) the date of such Disposition and (y) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), such Obligor will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of iGATE Corporation that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; provided that, pending the final application of any such Net Available Cash in accordance with clause (i) or clause (ii) above, the Obligors may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Agreement; and

(d) with respect to any Disposition of property or assets from a Loan Party, iGate Canada or iGate Global Solutions Limited to a Non-Guarantor, the amount received in respect of such Disposition is equal to the fair market value on the date of the Disposition of the assets or property to such Non-Guarantor.

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For the purposes of Section 7.05(b), the following will be deemed to be cash: (1) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of an Obligor (other than Subordinated Indebtedness of a Loan Party) and the release of such Obligor from all liability on such Indebtedness or other liability in connection with such Disposition; (2) securities, notes or other obligations received by an Obligor from the transferee that are converted by such Obligor into cash or Cash Equivalents within 180 days following the closing of such Disposition; (3) Indebtedness (other than Subordinated Indebtedness) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that all Obligors are released from any Guarantee Obligations in respect of payment of such Indebtedness in connection with such Disposition; (4) consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Signing Date from Persons who are not an Obligor; and (5) any Designated Non-Cash Consideration received by an Obligor in such Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $25,000,000 and 1.25% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

For the avoidance of doubt, no Obligor shall be permitted to purchase any Senior Notes pursuant to this Section 7.05. In addition, notwithstanding anything to the contrary in this Agreement, no Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, sell, transfer, convey or otherwise dispose of any Equity Interests in iGate Technologies Inc., iGate, Inc., iGate Americas, Inc., iGate Holding Corporation or iGATE Global Solutions Limited to any Person other than to another Obligor.

Section 7.06 Restricted Payments. (a) Declare or pay any dividend or make any distribution on or in respect of any Obligor’s Capital Stock (including any payment in connection with any merger or consolidation involving an Obligor) except (i) dividends or distributions payable in Capital Stock of iGATE Corporation (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of iGATE Corporation and (ii) dividends or distributions payable to an Obligor (and, in the case of any Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than an Obligor on no more than a pro rata basis); (b) purchase, redeem, retire or otherwise acquire for value any Capital Stock of iGATE Corporation or any Parent of iGATE Corporation held by Persons other than Obligors; (c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (x) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (y) any Indebtedness Incurred pursuant to Section 7.03(c)); or (d) make any Restricted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (a) through (d) are referred to herein as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(2) iGATE Corporation is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 7.03 after giving effect, on a pro forma basis, to such Restricted Payment; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments made

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subsequent to the Signing Date (and not returned or rescinded) (including Permitted Payments permitted pursuant to clauses (a), (f), (i) and (j) in the definition of “Permitted Payments”) would exceed the sum of (without duplication) (i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after January 1, 2012 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of iGATE Corporation are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit); (ii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by iGATE Corporation from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) subsequent to the Signing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of iGATE Corporation subsequent to the Signing Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Obligor or an employee stock ownership plan or trust established by iGATE Corporation or any Subsidiary of iGATE Corporation for the benefit of its employees to the extent funded by any Obligor, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (f) of the definition of “Permitted Payment” and (z) Excluded Contributions); (iii) 100% of the aggregate Net Cash Proceeds, and the fair market value, as determined in good faith by the Board of Directors of iGATE Corporation, of property or assets or marketable securities, received by any Obligor from the issuance or sale (other than to an Obligor or an employee stock ownership plan or trust established by iGATE Corporation or any Subsidiary of iGATE Corporation for the benefit of their employees to the extent funded by any Obligor) by any Obligor subsequent to the Signing Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of iGATE Corporation (other than Disqualified Stock or Designated Preferred Stock) plus the amount of any cash, and the fair market value of property or assets or marketable securities (other than the securities so converted or exchanged), received by the any Obligor upon such conversion or exchange; (iv) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of iGATE Corporation, of marketable securities or other property received by means of: (a) the sale or other Disposition (other than to an Obligor) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from an Obligor and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by an Obligor (other than in each case to the extent such Restricted Investment was made pursuant to clauses (j) and (o) in the definition of “Permitted Payments” or (b) a dividend from an Unrestricted Subsidiary; and (v) in the case of the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into an Obligor or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to an Obligor, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Board of Directors of iGATE Corporation at the time of the re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by an Obligor pursuant to clauses (j) and (o) in the definition of “Permitted Payments” or to the extent of the amount of the Investment that constituted a Permitted Investment.

Notwithstanding anything contained herein to the contrary, the foregoing provisions will not prohibit any Permitted Payments. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the applicable Obligor pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of iGATE Corporation acting in good faith.

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Notwithstanding anything to the contrary contained in this Section 7.06, the definition of “Permitted Payments” or otherwise herein (but subject in any event to the restrictions and limitations set forth therein), the Borrower may only make distributions or pay dividends with funds from its free cash flow and the free cash flow of its Subsidiaries to the extent that such distributions and dividends are (a) made only to member of the Obligor Group and (b) used by the recipient Obligor to make Permitted Investments permitted under clauses (1) and (2) of the definition of “Permitted Investments”.

Section 7.07 Amendment of Series B Preferred Documents. Amend or modify, or permit the amendment or modification of, any provision of any Series B Preferred Documents in any manner that has, or would reasonably be expected to have, a material and adverse effect on the Lender.

Section 7.08 Transactions with Affiliates. Enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate value in excess of $10,000,000 unless:

(a) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the applicable Obligor, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(b) in the event such Affiliate Transaction involves an aggregate value in excess of $25,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 7.08(b) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any. The provisions of this Section 7.08 shall not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 7.06 or any Permitted Investment (other than clauses (1)(b) and (2) of the definition thereof);

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of an Obligor or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the applicable Obligor, in each case in the ordinary course of business;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any transaction between or among members of the Obligor Group (or entities that becomes members of the Obligor Group as a result of such transaction);

(5) the entry into and performance of obligations of any Obligor under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or

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instrument in effect as of or on the Signing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section or to the extent not more disadvantageous the Lender in any material respect;

(6) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the relevant Obligor in the reasonable determination of the Board of Directors or the Senior Management of the relevant Obligor, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(8) any transaction between or among members of the Obligor Group and any Affiliate of iGATE Corporation or an Associate or similar entity that would constitute an Affiliate Transaction solely because an Obligor owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity; provided that such transaction would not otherwise be prohibited by this Agreement;

(9) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of an Obligor or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of such Obligor (other than Disqualified Stock, Designated Preferred Stock or Excluded Contributions);

(10) without duplication in respect of payments made pursuant to clause (11) of this Section, (a) payments by an Obligor to any Permitted Holder (whether directly or indirectly) of annual customary management, consulting, monitoring or advisory fees and related expenses and (b) customary payments by an Obligor to any Permitted Holder (whether directly or indirectly) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the applicable Board of Directors in good faith; provided, however, that such payments, pursuant to this clause (10) do not exceed $2,500,000 per calendar year;

(11) payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in an Obligor;

(12) the Transactions and the payment of all fees and expenses related to the Transactions;

(13) transactions in which an Obligor delivers to the Lender a letter from an Independent Financial Advisor stating that such transaction is fair to the applicable Obligor from a financial point of view or meets the requirements of Section 7.08(a);

(14) the existence of, or the performance by an Obligor of its obligations under the terms of, any equity holders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Signing Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by an Obligor of its obligations under any future amendment to the equity holders’ agreement or under any similar agreement entered into after the Signing Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lender in any material respects; and

(15) any purchases by the Affiliates of any Obligor of Indebtedness or Disqualified Stock of

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an Obligor, the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Affiliates of any Obligor; provided that such purchases by the Affiliates of such Obligors are on the same terms as such purchases by such Persons who are not the Affiliates of such Obligors.

Section 7.09 Limitation on Restrictions on Distributions from Restricted Subsidiaries. Create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to an Obligor; (b) make any loans or advances to an Obligor; or (c) sell, lease or transfer any of its property or assets to an Obligor; provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to an Obligor to other Indebtedness Incurred by an Obligor shall not be deemed to constitute such an encumbrance or restriction.

Notwithstanding anything contained herein, the following shall not be prohibited by this Section 7.09:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility or the documents governing the Senior Notes or (b) any other agreement or instrument, in each case, in effect at or entered into on the Signing Date;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into an Obligor, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by an Obligor in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by an Obligor or was merged, consolidated or otherwise combined with or into an Obligor or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Borrower, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by an Obligor when such Person becomes the Successor Borrower;

(3) any encumbrance or restriction (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract; (b) contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of an Obligor permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of an Obligor;

(4) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance;

(5) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

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(6) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(7) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(8) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(9) any encumbrance or restriction pursuant to Hedging Obligations;

(10) restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Securitization Facility and that apply to such Securitization Subsidiary;

(11) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Signing Date pursuant to Section 7.03 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lender than (a) the encumbrances and restrictions contained in this Agreement, together with the security documents associated therewith as in effect on the Signing Date or (b) in comparable financings (as determined in good faith by the Borrower) and where, in the case of clause (b), either (i) the Borrower determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments on the Indebtedness, including the Senior Notes, or (ii) such encumbrance or restriction applies only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(12) any encumbrance or restriction existing by reason of any Lien permitted under Section 7.01; or

(13) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) or (2) of this paragraph or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) or (2) of this paragraph or this clause (13); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lender taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Borrower).

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid

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herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Obligor fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Section 6.05 (solely with respect to the Borrower and iGATE Corporation), Section 6.12, Section 6.14, Section 6.16, Section 6.17, Section 6.18 or Article VII (other than Section 7.08); or

(c) Other Defaults. Any Obligor fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by Borrower of written notice thereof by the Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made unless the circumstances giving rise to the foregoing are capable of being remedied and such representation, warranty, certification or statement of fact is corrected within thirty (30) days after receipt by Borrower of written notice thereof by the Lender; or

(e) Cross-Default. Any Obligor (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events, pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary (or group of Restricted Subsidiaries that together would constitute a Material Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, compulsory manager or similar officer in any jurisdiction for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, compulsory manager or similar officer in any jurisdiction is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to

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any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party the Company or any Material Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Material Subsidiary) becomes unable to, admits in writing its inability to or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property, taken as a whole, of the Obligor Group and such judgment or order shall not have been satisfied, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Obligor a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect; or

(j) [Reserved]; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare its Term Loan Commitment to be terminated, whereupon such Term Loan Commitment and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

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(c) exercise all rights and remedies available to it under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) or (g) with respect to the Borrower, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts hereunder shall automatically become due and payable, in each case without further act of the Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary, Obligor or Loan Party shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Billings of such Immaterial Subsidiary together with the Billings of all other Immaterial Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the aggregate Billings for the most recently completed Test Period of the Obligor Group.

Section 8.04 Application of Funds. If any payment received by the Lender under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Lender under or in respect of this Agreement and the other Loan Documents on any date, or after the exercise of remedies provided for in Section 8.02, including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 9.04 and amounts payable under Article III);

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest);

Third, to payment of that portion of the Obligations constituting unpaid principal, or face amounts of the Loans;

Fourth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Lender; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Miscellaneous

Section 9.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any guarantees, and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Lender.

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Section 9.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address for the applicable recipient, as set forth on Schedule 9.02 to this Agreement, or to such other address, facsimile number or electronic mail as shall be designated by such recipient party in a notice to the other parties (a copy of any notice sent the Borrower shall also be sent to iGATE Corporation), and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number specified for such Person on Schedule 9.02 or to such other telephone number as shall be designated by such party in a notice to the other parties (a copy of any notice sent the Borrower shall also be sent to iGATE Corporation). All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 9.02(b)), when delivered; provided that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile, be electronic mail transmission as “.pdf” images or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties and the Lender.

(c) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

(d) Notice to Other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 9.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

Section 9.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

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Section 9.04 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Lender and the Lead Arranger for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Shearman & Sterling llp and one local and foreign counsel in each relevant jurisdiction (to the extent consented to by the Borrower (such consent not to be unreasonably withheld or delayed)), and (b) to pay or reimburse the Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of a single lead counsel to the Lender and one local counsel in each relevant jurisdiction). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Lender. The agreements in this Section 9.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 9.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Lender in its sole discretion.

Section 9.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lead Arranger and the Lender, and their respective Affiliates, directors, officers, employees, advisors, agents and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates, controlling persons, directors, officers, employees, agents, advisors, or members of any of the foregoing, or (y) a material breach of the Loan Documents by such Indemnitee or of any of its Affiliates, controlling

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persons, directors, officers, employees, agents, advisors, or members of any of the foregoing or (z) disputes between and among Indemnitees (except to the extent that one of the Indemnitees party to such dispute is acting in a capacity as an agent). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. No Indemnitee or Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Signing Date); provided, that the foregoing shall not in any event limit the Borrower’s indemnity and reimbursement obligations to the extent any such special, punitive, indirect or consequential damages are included in any claim for which an Indemnitee is entitled to indemnification pursuant to this Section 9.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 9.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 9.05. The agreements in this Section 9.05 shall survive the replacement of the Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 9.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(g) or (iv) to an SPC in accordance with the provisions of Section 9.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, the Lender may assign to one or more assignees (each, an “Assignees”) all, but not less than all, of its rights and obligations under this Agreement (including all of the Loans), subject to, so long as no Event of Default

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has occurred and is continuing, the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to an Affiliate of the Lender, or an Approved Fund relating thereto; and

(ii) Assignments shall be subject to the following additional conditions:

(A) the parties to each assignment shall execute and deliver to the Borrower an Assignment and Assumption; and

(B) each Assignee shall deliver to the Borrower and the assigning Lender an Administrative Questionnaire and any documentation required by Section 3.01(f).

(c) Subject to the receipt thereof by the Borrower, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement as the “Lender” and have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall be released from its obligations under this Agreement, and such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effectiveness date of such assignment. Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.07(e). For greater certainty, any assignment by the Lender pursuant to this Section 9.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) [Reserved].

(e) The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification to the extent that such amendment, waiver or other modification would (A) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, (B) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.06 or Section 2.07, (C) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document (other than amending the definition of “Default Rate” or waiving any obligation of the Borrower to pay interest at the Default Rate), (D) amend this Section 9.07(e), or (E) release all or substantially all of the value of the Guarantees in any transaction or series of related transactions (provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (E) to the extent such transaction does not result in the release of all or substantially all of the Guarantees), in each case only to the extent that such

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amendment, waiver or other modification directly and adversely affects such Participant. Subject to Section 9.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements of Section 3.01(e) and Section 3.01(f)), 3.04 and 3.05 (through the Lender) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 9.07(b).

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, the Lender (in such case, the “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Borrower (an “SPC”) the option to provide all or any part of the Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) the Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) if the Lender is a Fund, such Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes the Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of the Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 9.08 Confidentiality. The Lender agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to

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its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 9.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 9.07(g) or Section 9.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.08; (h) to any Governmental Authority or examiner regulating the Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from the Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Term Loan Commitments, and the Term Borrowings. For the purposes of this Section 9.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their subsidiaries or their business, other than any such information that is publicly available to the Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 9.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 9.09 Setoff. In addition to any rights and remedies of the Lender provided by Law, upon the occurrence and during the continuance of any Event of Default, the Lender and its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, the Lender and its Affiliates, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations then due and owing to the Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or Indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender a under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that the Lender may have.

Section 9.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or by electronic mail transmission of a “.pdf” image of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Lender may also require that any such documents and signatures delivered by telecopier or by electronic mail transmission of a “.pdf” image be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or by electronic mail transmission of a “.pdf” image.

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Section 9.11 Integration. This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 9.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Term Borrowing, and shall continue in full force and effect as long as any Term Loan Commitment, any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 9.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.14 GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER EACH CONSENT, FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER AND THE LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 9.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF

85	ITI Term Loan Agreement

THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender except as permitted by Section 7.04.

Section 9.17 Release of Guarantors. Lender hereby irrevocably agrees that (a) any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder, and (b) if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), such Guarantor shall be automatically released from its obligations under any Guaranty.

Section 9.18 [Reserved].

Section 9.19 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA PATRIOT Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

86	ITI Term Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

iGATE TECHNOLOGIES INC.,
as Borrower

By:	/s/ Mukund Srinath
Name: Mukund Srinath
Title: Secretary

[SIGNATURE PAGE]	ITI Term Loan Agreement

STANDARD CHARTERED BANK, as Lender

By:	/s/ Edward L. Hogan
Name: Edward L. Hogan
Title: Managing Director

By:	/s/ Andrew Y. Ng
Name: Andrew Y. Ng
Title: Director

[SIGNATURE PAGE]	ITI Term Loan Agreement

EXHIBIT A FORM OF

COMMITTED LOAN NOTICE

[Date]

Standard Chartered Bank,

    as Lender under the Credit Agreement

    referred to below

Standard Chartered Bank

Attn: Victoria Faltine, Manager

Loan Processing Unit

13th Floor, 2 Gateway Center

Newark, NJ 07102-5005

Ladies and Gentlemen:

The undersigned, iGate Technologies Inc., refers to the Credit Agreement dated as of August 28, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), between the undersigned and Standard Chartered Bank, as Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a [Term Borrowing][continuation] under the Credit Agreement, and in that connection sets forth below the information relating to such [Term Borrowing][continuation] (the “Proposed [Term Borrowing][continuation]”) as required by Section 2.02(a) of the Credit Agreement:

(i) [The Term Borrowing][A continuation of Eurocurrency Rate Loans] is hereby requested.

(ii) The Business Day of the Proposed [Term Borrowing][continuation] is             , 20    .

(ii) The principal amount of Loans to be [borrowed][continued] is $[            ].

(iii) [The Interest Period for each Loan made as part of the proposed [Term Borrowing][continuation of Eurocurrency Rate Loans] is [1][3][6] month[s].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) The representations and warranties contained in each Loan Document are true and correct in all material respects on and as of the date of the Proposed Borrowing; provided that to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(B) [No Default exists or would result from such Proposed Borrowing or from the application of proceeds therefrom.]1

Delivery of an executed counterpart of this Committed Loan Notice by telecopier shall be effective as delivery of an original executed counterpart of this Committed Loan Notice.

[Signature Page Follows]

[1]	Insert certifications only for a Proposed Borrowing. Omit for Proposed continuation.

Very truly yours,

iGATE TECHNOLOGIES INC.

By
Name:
Title:

EXHIBIT B

FORM OF

NOTE

PROMISSORY NOTE

$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, iGATE TECHNOLOGIES INC., a corporation incorporated under the laws of Pennsylvania (the “Borrower”), HEREBY PROMISES TO PAY            or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below; terms defined therein, unless otherwise defined herein, being used herein as therein defined) on the Maturity Date the aggregate principal amount of the Loans owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of August 28, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) between the Borrower and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date such Loan is made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars to Standard Chartered Bank, as Lender, at such office and in the manner specified in the Credit Agreement. Each Loan owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Loans by the Lender on the Closing Date in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

This Promissory Note may not be transferred or assigned by the Lender to any Person except in compliance with the terms of the Credit Agreement. The rights evidenced by this Promissory Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to Section 9.07 of the Credit Agreement. This Promissory Note may not at any time be endorsed to, or to the order of, bearer.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

iGATE TECHNOLOGIES INC.

By
Name:
Title:

LOAN AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date:

To:    Standard Chartered Bank, as Lender

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between iGate Technologies Inc., as borrower (the “Borrower”) and Standard Chartered Bank, as lender (the “Lender”) (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). In addition, “Computation Period” shall mean the most recently ended Test Period covered by the financial statements accompanying this Compliance Certificate and the “Computation Date” shall mean the last date of the Computation Period. Pursuant to Section 6.02 of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

[Use following paragraph 1 for fiscal year-end financial statements]

1. [Attached hereto as Schedule I is the consolidated balance sheet of iGATE Corporation and its Subsidiaries and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year ended [            ], setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.]

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. [Attached hereto as Schedule I is the consolidated balance sheet of iGATE Corporation its Subsidiaries as at the end of the fiscal quarter ended [                    ] and the related (A) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (B) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of iGATE Corporation as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of iGATE Corporation and its Subsidiaries in accordance with GAAP (it being agreed that such financial statements do not include non-cash items that are customarily accounted for on an annual basis in accordance with GAAP or any purchase accounting adjustments), subject only to normal year-end adjustments and the absence of footnotes.]

2. Attached hereto as Schedule II are the consolidating financial statements relating to the financial statements contained in Schedule I, which reflect the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

3. [Attached hereto as Schedule III are: (i) [confirmation that there has been no change in such information since the [Closing Date] [date of the most recent Compliance Certificate]] and (ii) [a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary of iGATE Corporation as of the date hereof] [confirmation that there is no change in the list of Material Subsidiaries or Immaterial Subsidiaries since the [Closing Date] [date of the last such list].]1

4. To my knowledge, during such fiscal period, except as otherwise disclosed to the Lender in writing pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.2

[1]	Insert only for Compliance Certificates relating to fiscal year end financial statements.
[2]	[If unable to provide the foregoing certification, fully describe the reasons therefor, the circumstances thereof, the covenants or conditions which have not been performed/observed and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

Schedule I to

Compliance Certificate

CONSOLIDATED FINANCIAL STATEMENTS

Schedule II to

Compliance Certificates

RECONCILIATION STATEMENT

Schedule III to

Compliance Certificate

SUBSIDIARIES

PARAGRAPH 3(ii) OF COMPLIANCE CERTIFICATE

[Select one]

[What follows is a list of Material and Immaterial Subsidiaries (each identified as such) of iGATE Corporation as of the date hereof:

1.

2.]

-or-

[There has been no change to the list of Material and Immaterial Subsidiaries of the Borrower since [the Closing Date] [the date of the last such list provided pursuant to the Compliance Certificate dated [            ].]

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of iGATE CORPORATION, has executed this certificate for and on behalf of iGATE Corporation and has caused this certificate to be delivered this             day of             , 20            .

iGATE CORPORATION

By:
Name:
Title:

C-1

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of August 28, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) between iGate Technologies Inc. (the “Borrower”) and Standard Chartered Bank, as the lender (the “Lender”).

The Assignor referred to on the signature page attached hereto (the “Assignor”) and the Assignee referred to on the signature page attached hereto (the “Assignee”) agrees with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

(1) The Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto.

(2) The Assignor: (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes, if any, held by the Assignor and requests that the Lender exchange such Note or Notes for an amended and restated Note payable to the order of the Assignee in an amount equal to the Term Loan Commitments and/or Loans assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Term Loan Commitments and/or Loans assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Term Loan Commitments and/or Loans retained by Assignor under the Credit Agreement.

(3) The Assignee: (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance on the Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is an Eligible Assignee;(v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a lender; and (vii) attaches any documentation required under Section 3.01 of the Credit Agreement.

(4) Following the execution of this Assignment and Assumption, it will be delivered to the Borrower (unless acceptance by the Borrower is not required). The effective date for this Assignment and Assumption (the “Effective Date”) shall be the date of acceptance hereof by the Borrower.

(5) Upon such acceptance by the Borrower (to the extent that the Borrower’s consent is required), as of the Effective Date, (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of the Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Assumption) and, if this Assignment and Assumption covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

(6) Upon such acceptance by the Borrower (to the extent that the Borrower’s consent is required), from and after the Effective Date, the Borrower shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

(7) This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

(8) This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment and Assumption by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Assumption.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused this Assignment and Assumption to be executed by their officers thereunto duly authorized as of the date specified thereon.

SCHEDULE 1

TO

ASSIGNMENT AND ASSUMPTION

Term Credit Facility
Percentage interest assigned		%		%		%		%		%
[Term Loan Commitment assigned]	$		$		$		$		$
[Aggregate outstanding principal amount of Loans assigned]	$		$		$		$		$

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: , 20

, as Assignee
[Type or print legal name of Assignee]

By
Title:

Dated: , 20
Domestic Lending Office:
Eurodollar Lending Office:

[Accepted and Approved this

Day of             , 20

iGATE TECHNOLOGIES INC.,

    as Borrower

By
Title:][1]

[1]	Consent of the Borrower shall not be required if an Event of Default has occurred and be continuing or to an assignment to an Affiliate of the Lender, or an Approved Fund relating thereto and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five Business Days after having received notice thereof.

EXHIBIT E

FORM OF

GUARANTY

See Attached.

E-1

EXHIBIT F-I

OPINION MATTERS

NEW YORK COUNSEL

TO LOAN PARTIES

See Attached.

F-I-1

EXHIBIT F-II

OPINION MATTERS

PENNSYLVANIA COUNSEL

TO LOAN PARTIES

See Attached.

F-II-1

EXHIBIT G

FORM OF SECRETARY’S

CERTIFICATE

See Attached.

G-1

EXHIBIT H

SOLVENCY CERTIFICATE

OF IGATE CORPORATION

See Attached.

H-1